Exhibit 3.1


                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                              SYMPOSIUM CORPORATION


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                  Symposium Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation," or the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on June 6, 2000 pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby designates a series of the Corporation's Series A Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and hereby authorizes the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                  Series A Convertible Preferred Stock:

                                   ARTICLE 1
                                   DEFINITIONS

     SECTION 1.1 Definitions. The terms defined in this Article whenever used in this Certificate of Designation have the following respective meanings:

         (a) "Additional Capital Shares" has the meaning set forth in Section 6.1(e).

         (b) "Affiliate" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

         (c) "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

         (d) "Capital Shares" means the Common Shares and any other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

         (e) "Closing Date" means the date of the closing under the Securities Purchase Agreement.

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         (f) "Common Shares" or "Common Stock" means shares of common stock,
$.001 par value, of the Corporation.

         (g) "Common Stock Issued at Conversion" when used with reference to the securities issuable upon conversion of the Series A Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series A Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

         (h) "Conversion Date" means any day on which all or any portion of shares of the Series A Preferred Stock are converted in accordance with the provisions hereof.

         (i) "Conversion Notice" has the meaning set forth in Section 6.2.

         (j) "Conversion Price" means on any date of determination the applicable price for the conversion of shares of Series A Preferred Stock into Common Shares on such day as set forth in Section 6.1.

         (k) "Conversion Ratio" means on any date of determination the applicable percentage of the Market Price for conversion of shares of Series A Preferred Stock into Common Shares on such date as set forth in Section 6.1.

         (l) "Corporation" means Symposium Corporation, a Delaware corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

         (m) "Current Market Price" means on any date of determination the closing bid price of a Common Share on such day as reported on OTCBB; provided, if such security bid is not listed or admitted to trading on OTCBB, the closing bid price of a Common Share on such day as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service, as the case may be.

         (n) "Dividend Payment Due Date" and "Dividend Payment Due Dates" has the meanings set forth in Section 4(a)(ii).

         (o) "Holder" means The Shaar Fund Ltd., any successor thereto, or any Person to whom the Series A Preferred Stock is subsequently transferred in accordance with the provisions hereof and the Securities Purchase Agreement.

         (p) "Liquidation Preference" means, with respect to a share of the Series A Preferred Stock, an amount equal to the sum of (i) the Stated Value thereof, plus (ii) the aggregate of all accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) on such share of Series A Preferred Stock

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

until the most recent Dividend Payment Due Date; provided that, in the event of an actual liquidation, dissolution or winding up of the Corporation, the amount referred to in clause (ii) above shall be calculated by including accrued and unpaid dividends to the actual date of such liquidation, dissolution or winding up, rather than to the Dividend Payment Due Date referred to above.

         (q) "Market Price" per Common Share means the average of the lowest, non-consecutive, three (3) days closing bid prices of the Common Shares as reported on the OTC Bulletin Board service of the National Association of Securities Dealers, Inc. ("OTCBB") during the 10 Trading Days immediately preceding the Conversion Date, provided, if such security bid is not listed or admitted to trading on OTCBB, as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service subject, in all cases, to adjustment to reflect any stock-split or stock combination or reverse stock split occurring during the period of calculation.

         (r) "Outstanding" when used with reference to Common Shares or Capital Shares (collectively, "Shares"), means on any date of determination all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "Outstanding" for purposes hereof.

         (s) "Permitted Dilutive Issuance" shall mean any one or more of the following: (i) the issuance of Common Shares by the Corporation within forty-five (45) days after the Closing Date in connection with a currently contemplated $1.1 million private placement; (ii) the issuance of Common Shares upon exercise of options or warrants that are outstanding or committed to be issued on the Closing Date and listed on Schedule III A 1.1 or III A 1.2 to the Securities Purchase Agreement (and pursuant to the terms in effect on the Closing Date); (iii) the issuance of options pursuant to employee stock option agreements or stock incentive plans of the Corporation as in effect from time to time; (iv) the issuance of up to 1,000,000 Common Shares to RLP Holdings L.P. ("RLP") in satisfaction of the Company's obligation to purchase for $500,000 a $500,000 principal amount promissory note issued by AmeriNet, Inc. to RLP; (v) the adjustment of the exercise price or rate of options or warrants referred to in clauses (ii) and (iii) above,

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

or adjustments to the conversion price of shares of Series B and C Preferred Stock (and/or the adjustment of the number of Common Shares issuable upon exercise thereof), pursuant to contractual anti-dilution provisions in effect as of the Closing Date providing for (A) adjustments upon the occurrence of events such as stock splits, stock dividends, reverse stock splits, recapitalizations, combinations and mergers, or (B) in the case of options or warrants referred to in clauses (ii) or (iii) above (but not in the case of shares of Series B Preferred Stock or Series C Preferred Stock), weighted-average anti-dilution adjustments upon the issuance of Common Shares or Common Shares Equivalents for consideration less than the applicable exercise price of such options or warrants, provided that this clause (B) shall not include any "ratchet" type anti-dilution adjustment (collectively, the "Permitted Adjustments"); and (vi) the issuance of Common Shares (A) upon exercise of all options and warrants and referred to in clauses (ii) and (iii) above, in each case in accordance with the terms of such options and warrants in effect as of the Closing Date (with respect to options and warrants referred to in clause (ii) above) or in effect as of the date of issuance (with respect to options referred to pursuant to clause (iii) above), or (B) upon conversion of shares of Series B Preferred Stock and Series C Preferred Stock, subject, in each case, to Permitted Adjustments.

         (t) "Person" means an individual, a corporation, partnership, an association, a limited liability company, unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

         (u) "Registration Rights Agreement" means that certain Registration Rights Agreement dated the Closing Date between the Corporation and The Shaar Fund Ltd.

         (v) "SEC" means the United States Securities and Exchange Commission.

         (w) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

         (x) "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated the Closing Date between the Corporation and The Shaar Fund Ltd.

         (y) "Series A Preferred Stock" means the Series A Convertible Preferred Stock of the Corporation or such other convertible Preferred Stock exchanged therefor as provided in Section 2.1.

         (z) "Stated Value" has the meaning set forth in Article 2.

         (aa) "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

         (bb) "Trading Day" means any day on which (a) purchases and sales of securities authorized for quotation on the OTCBB are reported thereon, (b) no event which results in a material suspension or limitation of trading of the Common Shares on the OTCBB has occurred and (c) at least one bid for the trading of Common Shares is reported on the OTCBB.

         (cc) "Valuation Event" has the meaning set forth in Section 6.1.

         (dd) "Valuation Period" means the period of 20 Trading Days immediately preceding the Conversion Date; provided, however, that if a Valuation Event occurs during a Valuation Period on a date less than 5 Trading Days before the Conversion Date, the Valuation Period shall be extended until the date 5 Trading Days after the occurrence of the Valuation Event.

All references to "cash" or "$" herein means currency of the United States of America.

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

                                   ARTICLE 2
                             DESIGNATION AND AMOUNT

                  SECTION 2.1. The designation of this series, which consists of 50,625 shares of Preferred Stock, is Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the stated value shall be One Hundred Dollars ($100) per share (the "Stated Value").

                                   ARTICLE 3
                                      RANK

                  SECTION 3.1. The Series A Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to the Corporation's Series B Convertible Preferred Stock ("Series B Preferred Stock"); (iii) except as specifically provided in Article 5 herein, prior to the Corporation's Series C Convertible Preferred Stock ("Series C Preferred Stock"); and (iv) prior to any class or series of capital stock of the Corporation hereafter created (collectively, with the Common Stock, Series B Preferred Stock and Series C Preferred Stock, the "Junior Securities").

                                   ARTICLE 4
                                    DIVIDENDS

SECTION 4.1.

                  (a) (i) The Holder shall be entitled to receive, and the Board of Directors shall be required to declare, out of funds legally available for the payment of dividends, dividends at the rate of 10% per annum (computed on the basis of a 360-day year) (the "Dividend Rate") on the Stated Value of each share of Series A Preferred Stock on and as of the Dividend Payment Due Dates (as hereinafter defined). Dividends on the Series A Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its Subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries, and whether or not there shall be funds legally available for the payment thereof.

                      (ii) Each dividend shall be payable at the Corporation's option, in Common Stock or cash on a pro rata basis, semi-annually on January 1st and July 1st of each year (the "Dividend Payment Due Dates"). Accrued and unpaid dividends may be declared and paid at any time, without reference to any Dividend Payment Due Date, to holders of record on such date, not more than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                      (iii) At the option of the Corporation, the dividend shall be paid in cash or through the issuance of duly and validly authorized and issued, fully paid and non-assessable, freely tradable shares of the Common Stock valued at the Conversion Price. The Common Stock to be issued in lieu of cash payments shall be registered for resale in the Registration Statement (as defined in the Registration Rights Agreement) to be filed by the Corporation to register the Common Stock issuable upon conversion of the shares of Series A Preferred Stock and exercise of the warrants (as defined in the Registration Rights Agreement) as set forth in the Registration

Rights Agreement. Notwithstanding the foregoing, until such Registration Statement has been declared effective under the Securities Act by the SEC, payment of dividends on the Series A Preferred Stock shall be in cash.

                  (b) The Holder shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series A Preferred Stock. Except as provided in this Article 4, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

                  (c) So long as any shares of the Series A Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation or any Subsidiary) (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "Junior Securities Distribution") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case the full accrued and unpaid cumulative dividends required to be paid on all outstanding shares of the Series A Preferred Stock through the date of such Junior Securities Distribution shall have been paid or set apart for payment with respect to the Series A Preferred Stock.; provided, however, that the provisions of this subsection (c) shall not apply to the redemption of the issued and outstanding shares of Series B Preferred Stock on or prior to July 26, 2000.

                                   ARTICLE 5
              LIQUIDATION PREFERENCE; MERGERS, CONSOLIDATIONS, ETC.

                  SECTION 5.1. (a) In the event of a (i) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary,
(ii) a sale or other disposition of all or substantially all of the assets of the Corporation or (iii) a Fundamental Change (as hereinafter defined) wherein the Holder of Series A Preferred Stock has elected such to be treated as a Liquidation Event pursuant to Section 5.1(b)(x) (items (i), (ii) and (iii) of this sentence being collectively referred to as a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Securities of the Corporation, the Liquidation Preference with respect to each share of Series A Preferred Stock; provided, however, that notwithstanding the foregoing, the Series C Preferred Stock shall rank pari passu with the Series A Preferred Stock with respect to any and all distributions on account of a Liquidation Event. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment of such full Liquidation Preference to the Holders of the Series A Preferred Stock and the Series C Preferred Stock payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and Series C Preferred Stock shall be distributed to the holders thereof, pro rata among such holders.

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

                  (b) In case the Corporation shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (in any such case where the Corporation is not the survivor), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (each, a "Fundamental Corporate Change") and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("Other Property"), are to be received by or distributed to the holders of Common Stock of the Corporation, then each Holder of Series A Preferred Stock shall have the right thereafter, at its sole option, either (x) to require the Corporation to deem such Fundamental Corporate Change to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to, such Fundamental Corporate Change an amount equal to 100% of the Liquidation Preference with respect to each outstanding share of Series A Preferred Stock in accordance with Section 5.1(a) hereof, (y) to receive the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which such Series A Preferred Stock may be converted at the Conversion Price applicable immediately prior to such Fundamental Corporate Change or (z) require the Corporation, or such successor, resulting or purchasing corporation, as the case may be, to, without benefit of any additional consideration therefor, to execute and deliver to the Holder shares of its Preferred Stock with substantial identical rights, preferences, privileges, powers, restrictions and other terms as the Series A Preferred Stock equal to the number of shares of Series A Preferred Stock held by such Holder immediately prior to such Fundamental Corporate Change; provided, that all Holders of Series A Preferred Stock shall be deemed to elect the option set forth in clause (x) above if at least a majority in interest of such Holders elect such option. For purposes of this Section 5(b), "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 5(b) shall similarly apply to successive Fundamental Corporate Changes.

                                   ARTICLE 6
                     CONVERSION OF SERIES A PREFERRED STOCK

         SECTION 6.1. Conversion; Conversion Price. (a) Subject to Section 6.6 hereof, at the option of the Holder, the shares of Series A Preferred Stock may be converted, either in whole or in part, into Common Shares (calculated as to each such conversion to the nearest 1/100th of a share), at any time, and from time to time on or after the earlier of (i) the date which is seventy five (75) days after the filing of the Registration Statement, or (ii) the date on which the Registration Statement becomes effective, at a Conversion Price per share of Series A Preferred

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Stock equal to the lesser of: (x) one hundred and ten percent (110%) of the closing bid price of the Common Shares on the Closing Date (subject to adjustment for any stock-split or stock combination or reverse stock split to occur after the date hereof), or (y) (a) one hundred three percent (103%) of the Market Price if the Conversion Date is within the period commencing on the Closing Date and ending on the date which is one hundred forty nine days from the Closing Date (the "149th Day"), (b) one hundred percent (100%) of the Market Price if the Conversion Date is within the period commencing after the 149th Day and ending on the date which is one hundred eighty days from the Closing Date (the "180th Day"), (c) ninety seven percent (97%) of the Market Price if the Conversion Date is within the period commencing after the 180th Day and ending on the date which is two hundred ten days from the Closing Date (the "210th Day"), (d) ninety four percent (94%) of the Market Price if the Conversion Date is within the period commencing after the 210th Day and ending on the date which is two hundred seventy days from the Closing Date (the "270th Day"), and (e) ninety one percent (91%) of the Market Price if the Conversion Date is after the 270th Day.

                  (b) Notwithstanding anything herein to the contrary, the Holder shall not have the right, and the Company shall not have the obligation, to convert all or any portion of the Series A Preferred Stock (and the Company shall not have the right to pay dividends on the Series A Preferred Stock in shares of Common Stock) if and to the extent that the issuance to the Holder of shares of Common Stock upon such conversion (or payment of dividends) would result in the Holder being deemed the "beneficial owner" of 5% or more of the then outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder; and

                  (c) Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the rules of the NASDAQ or such other stock market with which the Corporation shall be required to comply, the Corporation shall not issue shares of Common Stock (i) upon conversion of any shares of Series A Preferred Stock or (ii) as a dividend on the Series A Preferred Stock, if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation (i) upon conversion of shares of the Series A Preferred Stock, (ii) upon exercise of the Warrants issued pursuant to the terms of the Securities Purchase Agreement and (iii) in payment of dividends on the Series A Preferred Stock, would be in excess of 19.99% of the number of shares of the Corporation's Common Stock which were issued and outstanding on the Conversion Date (the "Maximum Issuance Amount"). In the event that a properly executed Conversion Notice is received by the Corporation which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall honor such conversion request by (i) converting the number of shares of Series A Preferred Stock stated in the Conversion Notice not in excess of the Maximum Issuance Amount and (ii) at the Company's option (A) redeeming the number of shares of Series A Preferred Stock stated in the Conversion Notice equal to or in excess of the Maximum Issuance Amount in cash at a price equal to one hundred and twenty-five percent (125%) of the Stated Value of the shares of Series A Preferred Stock to be so redeemed, together with all accrued and unpaid dividends thereon, or (B) obtaining such stockholder approval within 45 days of the date on which the Corporation receives relevant Conversion Notice. If such stockholder approval is not so obtained within such 45-day period, the Company shall redeem the number of shares named in the relevant Conversion Notice in excess of the Maximum Issuance Amount as described in

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clause (ii)(A) above. In the event that the Corporation shall elect to pay a dividend in shares of Common Stock which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall pay (i) a dividend in shares of Common Stock equal to one share less than an amount which would result in the Corporation issuing shares equal to the Maximum Issuance Amount and (ii) the balance of the dividend in cash.

         Notwithstanding anything herein to the contrary, the Holder of the Series A Preferred Stock may not exercise its right of conversion of such shares with respect to any Conversion Notice: (i) during the period commencing on the Closing Date and ending on the 180th Day if, on the subject Conversion Date, the Current Market Price is less than $1.50 (subject to adjustment for any stock-split or stock combination or reverse stock split to occur after the date hereof), and (ii) during the period commencing after the 180th Day and ending on the 270th Day if, on the subject Conversion Date, the Current Market Price is less than $1.10 (subject to adjustment for any stock-split or stock combination or reverse stock split to occur after the date hereof). The Holder of Series A Preferred Stock may exercise its right of conversion after the 270th Day without applications of the restrictions provided in the immediately preceding sentence.

         The number of shares of Common Stock issuable upon conversion of Series A Preferred Stock shall be (i) the number of shares of Series A Preferred Stock to be converted (as stated in the conversion Notice but subject to Section 6.5 and Section 6.6), multiplied by (ii) the Stated Value and divided by (iii) the applicable Conversion Price.

         Within two Business Days of the occurrence of a Valuation Event (as hereinafter defined) other than a Valuation Event pursuant to Subsection (l) below, the Corporation shall send notice thereof to each Holder. Notwithstanding anything to the contrary contained herein, if a Valuation Event occurs during any Valuation Period, the Holder may convert some or all of its Series A Preferred Stock, at its sole option, at a Conversion Price equal to the Current Market Price on any Trading Day during the Valuation Period; provided, however, that if any stock split or stock combination or reverse stock split occurs during the Valuation Period, the Current Market Price on such day shall be adjusted, if appropriate, to give effect thereto.

                  For purposes of this Section 6.1, a "Valuation Event" shall mean an event in which the Corporation takes any of the following actions:

                  (a) subdivides or combines its Capital Shares;

                  (b) makes any distribution on its Capital Shares other than dividends required to be paid on the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock;

                  (c) issues any additional Capital Shares (the "Additional Capital Shares"), other than a Permitted Dilutive Issuance or pursuant to an Issuance Event or Adjustment Event (both as defined in Section 6.5(b)), at a price per share less, or for other consideration lower, than the Current Market Price in effect immediately prior to such issuances or without consideration;

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                  (d) except as provided in (c) above, issues any warrants,
options or other rights to subscribe for or purchase any Additional Capital Shares if the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Current Market Price in effect immediately prior to such issuance;

                  (e) except as provided in (c) above, issues any securities convertible into or exchangeable or exercisable for Additional Capital Shares if the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible, exchangeable or exercisable securities shall be less than the Current Market Price in effect immediately prior to such issuance;

                  (f) announces or effects a Fundamental Corporate Change (except that if a Valuation Event has occurred as a result of the announcement of a Fundamental Corporate Change, no Valuation Event shall be deemed to occur as a result of announced Fundamental Corporate change becoming effective);

                  (g) makes any distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for the payment of dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Corporation's assets (other than under the circumstances provided for in the foregoing Subsections a through e);

                  (h) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the foregoing Subsections a through g hereof, inclusive, which in the opinion of the Holder, determined in good faith, would have a material adverse effect upon the rights of the Holder at the time of a conversion of the Preferred Stock or is reasonably likely to result in a decrease in the Market Price, and the Holder so notifies the Corporation within ten (10) days after the determination by the Holder that a Valuation Event has occurred pursuant to this Subsection (h).

         SECTION 6.2. Exercise of Conversion Privilege. (a) Conversion of the Series A Preferred Stock may be exercised, in whole or in part, by the Holder by telecopying an executed and completed notice of conversion in the form annexed hereto as Annex I (the "Conversion Notice") to the Corporation. Each date on which a Conversion Notice is telecopied to and received by the Corporation in accordance with the provisions of this Section 6.2 shall constitute a Conversion Date. The Corporation shall convert the Series A Preferred Stock and issue the Common Stock Issued at Conversion effective as of the Conversion Date. The Conversion Notice also shall state the name or names (with addresses) of the Persons who are to become the holders of the Common Stock issued at Conversion in connection with such conversion. The Holder shall deliver certificates representing the shares of Series A Preferred Stock (or, if such Certificates have been lost, stolen or destroyed, an affidavit of loss and indemnity reasonably satisfactory to the corporation) to the Corporation by express courier within 30 days following the date on which the telecopied Conversion Notice has been transmitted to the Corporation. Upon surrender for conversion, the Series A Preferred Stock shall be accompanied by a proper assignment thereof to the Corporation or be endorsed in blank.

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As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than five Business Days after the Corporation's receipt of such Conversion Notice, the Corporation shall (i) issue the Common Stock Issued at Conversion in accordance with the provisions of this
Article 6, and (ii) cause to be mailed for delivery by overnight courier to the Holder (X) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (Y) cash, as provided in Section 6.3, in respect of any fraction of a Share issuable upon such conversion and (Z) cash or shares in the amount of accrued and unpaid related dividends as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates and at such time the rights of the Holder of the Series A Preferred Stock, as such, shall cease and the Person and Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.4), to surrender the Series A Preferred Stock (or affidavit of theft or loss with indemnity) and to release the Corporation from all liability thereon. The Holder shall be liable to the Corporation for damages in the event it fails to deliver the Series A Preferred Stock (or affidavit of loss or theft with indemnity) upon conversion pursuant to this Section 6.2(a). No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

         (b) Subject to Sections 6.1(a) and (b) if, at any time (i) the Corporation challenges, disputes or denies the right of the Holder hereof to effect the conversion of the Preferred Stock into Common Shares or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this
Section 6.2 (other then in accordance with the express provisions of Section 6.1 hereof) or (ii) any third party who is not and has never been an Affiliate of the Holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Holder hereof to effect the conversion of the Preferred Stock into Common Shares, then the Holder shall have the right, by written notice to the Corporation, to require the Corporation to promptly redeem the Series A Preferred Stock for cash at a redemption price equal to one hundred twenty percent (120%) of the Stated Value thereof together with all accrued and unpaid dividends thereon (the "Mandatory Purchase Amount"). Under any of the circumstances set forth above in which the Holder is entitled to require the corporation to redeem shares of the Series A Preferred Stock, the Corporation shall be responsible for the payment of all reasonable costs and expenses of the Holder, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Holder).

         SECTION 6.3. Fractional Shares. No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction. No cash payment of less than $1.00 shall be required to be given unless specifically requested by the Holder.

         SECTION 6.4. Reclassification, Consolidation, Merger or Mandatory Share Exchange. At any time while the Series A Preferred Stock remains outstanding and any shares thereof have not been converted, in case of any reclassification or change of Outstanding Common Shares issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of outstanding securities issuable upon conversion of the Series A Preferred Stock) or in case of any consolidation, merger or mandatory share exchange of the Corporation with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Corporation is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination of Outstanding Common Shares upon conversion of the Series A Preferred Stock), or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the Corporation, or such successor, resulting or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefore, execute a new Series A Preferred Stock providing that the Holder shall have the right to convert such new Series A Preferred Stock (upon terms and conditions not less favorable to the Holder than those in effect pursuant to the Series A Preferred Stock) and to receive upon such exercise, in lieu of each Common Share theretofore issuable upon conversion of the Series A Preferred Stock, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the holder of one Common Share issuable upon conversion of the Series A Preferred Stock had the Series A Preferred Stock been converted immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. The provisions of this Section 6.4(a) shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers but shall not apply to any Liquidation Event within the meaning of Section 5.1. Upon the occurrence of any such Liquidation Event, Section 5.1 shall govern.

         SECTION 6.5. Adjustments to Conversion Ratio. (a) Except with respect to Permitted Dilutive Issuances and/or issuances and sales governed by Section 6.5(b) below, so long as any shares of the Series A Preferred Stock are outstanding, if the Corporation issues and sells pursuant to an exemption from registration under the Securities Act (A) Common Shares at a purchase price that is lower than the Conversion Price on the date of issuance of such Common Shares, (B) warrants or options with an exercise price on the date of issuance thereof that is lower than the Conversion Price for the Holder on such date, or
(C) convertible, exchangeable or exercisable securities with a right to convert or exchange at lower than the Conversion Price on the date of issuance or conversion, as applicable, of such convertible, exchangeable or exercisable securities, then the Conversion Price shall be reduced to equal the lowest of the Conversion Price provided in Section 6.1 or any such purchase price, exercise price or exchange price, and the number of shares of Common Stock into which the Series A Preferred Stock is convertible pursuant to the sixth paragraph of Section 6.1 shall be correspondingly adjusted. Notwithstanding the foregoing, if an adjustment is made upon issuance of warrants, options or convertible, exercisable or exchangeable securities pursuant to clause (B) or
(C) above, no further adjustment pursuant to clause (A) shall be made upon issuance of Common Shares upon exercise, conversion or exchange thereof.

         (b) Notwithstanding anything to the contrary herein, if at any time, other than pursuant to a Permitted Dilutive Issuance, the Company (i) (A) issues to the holders of the Company's Series B Preferred Stock or Series C Preferred Stock warrants or options to purchase Common Shares, or securities convertible into or exchangeable for Common Shares, in any such case, at an exercise or conversion price less than the Conversion Price then in effect, or (B) issues and sells to such holders additional Common Shares (other than upon exercise of previously issued options or warrants or conversion of previously issued convertible securities pursuant to the terms in effect on the Closing Date) at a purchase price that is lower than the Conversion Price then in effect (each, an "Issuance Event"), or (ii) adjusts the exercise price of warrants or options, or the conversion price of convertible securities, previously issued to the holders of the Company's Series B Preferred Stock or Series C Preferred Stock to a price less than the Conversion Price then in effect (an "Adjustment Event"), then, from and after the date of such Issuance Event or Adjustment Event, the Conversion Price shall be reduced to equal lowest of the Conversion Price provided in Section 6.1 or the exercise price of the warrants or options, the conversion price of the convertible securities or the purchase price of the Common Shares issued pursuant to such Issuance Event or the exercise price of previously issued warrants or options or previously issued convertible securities as adjusted pursuant to such Adjustment Event, as the case may be, and the number of Common Shares into which the Series A Preferred Stock is convertible pursuant to Section 6.1(a) will be correspondingly adjusted; provided, however, that no reduction of the Conversion Price shall be made pursuant to this Section 6.5(b) as a result of the occurrence of any Issuance Event or Adjustment Event unless the aggregate number of additional fully diluted Common Shares resulting from such Issuance Event or Adjustment Event, as the case may be, and any previous Issuance Events or Adjustment Events occurring on or after the Closing Date (in each case calculated in accordance with the next sentence) exceeds 5,000,000, subject to adjustment for any stock-split or stock combination or reverse stock split occurring after the Closing Date (the "Threshold Amount"). Shares counting toward the Threshold Amount shall consist of: (i) in the case of an Issuance Event involving the issuance of options, warrants or convertible securities, all Common Shares issuable upon exercise of such options or warrants or upon conversion of such convertible securities; (ii) in the case of an Issuance Event involving the issuance and sale of Common Shares, all Common Shares issued and sold; and (iii) in the case of an Adjustment Event, a number of Common Shares equal to the difference obtained by subtracting (x) the number of Common Shares issuable upon exercise of the options or warrants or upon conversion of the convertible securities subject to such Adjustment Event, before giving effect to such Adjustment Event from (y) the number of Common Shares issuable upon exercise of such options or warrants, or conversion of such convertible securities, after giving effect to such Adjustment Event. Upon reaching the Threshold Amount, the Conversion Price shall be the lesser of: (A) the Conversion Price provided in Section 6.1, (B) price at which any Common Shares were sold, or the exercise or conversion price of any options, warrants or convertible securities issued, pursuant to any Issuance Event or (C) adjusted exercise or conversion price of any options, warrants or convertible securities subject to any Adjustment Event, provided that for purposes of making such determination, only the second 2,500,000 shares (the "Determination Shares") counting toward the Threshold Amount shall be considered, and provided, further, that, if the Determination Shares include any Common Shares, options, warrants or convertible securities issued for nominal consideration or for consideration consisting of an agreement to modify or release certain claims or contractual rights or other similar agreement to which no monetary valuation is assigned, then such Common Shares, options, warrants or convertible securities (the

"Excluded Shares") shall not be considered Determination Shares for purposes of making such adjustment, but, the Company shall, concurrently with such adjustment, issue and sell to the Holder, at a price equal to the par value of such shares, a number of Common Shares equal to the number of Common Shares into which the Series A Preferred Shares owned by such Holder are convertible immediately prior to such adjustment multiplied by a fraction the numerator of which is the number of Excluded Shares and the denominator of which is 2,500,000 (subject to adjustment in each case for any stock-split or stock combination or reverse stock split occurring after the Closing Date).

         SECTION 6.6. Optional Redemption Under Certain Circumstances. At anytime after sixty (60) days from the date of issuance of the Series A Preferred Stock, the Corporation, upon notice delivered to the Holder as provided in Section 6.7, may redeem, for cash all, but not less than all, of the Series A Preferred Stock (but only with respect to such Preferred Stock which was not, or is not, converted to Common Stock prior to the close of business on the date preceding the date of the notice of redemption given pursuant to
Section 6.7), at one hundred percent (100%) of the Stated Value thereof (the "Optional Redemption Price"), together with all accrued and unpaid dividends thereon to the date of redemption (the "Redemption Date"), provided, however, that the Corporation's may not redeem any Series A Preferred Stock under this
Section 6.6 if, on the date of the notice of redemption the average of the closing ask price of the Common Stock during the twenty Trading Day period prior to said date is equal to or greater than $5.00 (subject to adjustment for any stock-split or stock combination or reverse stock split to occur after the date). Except as set forth in this Section 6.6, the Corporation shall not have the right to prepay or redeem the Series A Preferred Stock. Upon issuing a notice of redemption as provided in Section 6.7 below, the Corporation shall be contractually bound to redeem the Series A Preferred Stock pursuant to the terms hereof and the Holder may not convert such Series A Preferred Stock except pursuant to the next sentence. If the Corporation thereafter defaults or otherwise breaches its obligation to redeem the Series A Preferred Stock, the holder may, at its election, (i) seek damages from the Corporation, or (ii) convert the Series A Preferred Stock into Common Stock pursuant to the terms hereof, provided, however, that the Holder may select any date within the sixty day period prior to, or the thirty day period after, the Redemption Date as the Conversion Price.

         SECTION 6.7. Notice of Redemption. Notice of redemption pursuant to
Section 6.6 shall be provided by the Corporation to the Holder in writing (by telecopy, registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not less than sixty (60) days nor more than ninety (90) days prior to the Redemption Date, which notice shall specify the Redemption Date and refer to Section 6.6 (including, a statement of the Market Price per Common Share) and this Section 6.7.

         SECTION 6.8. Surrender of Preferred Stock. Upon any redemption of the Series A Preferred Stock pursuant to Sections 6.6 or 6.7, the Holder shall either deliver the Series A Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Payment of the Optional Redemption Price specified in Section 6.6 shall be made by the Corporation to the Holder against receipt of the Series A Preferred Stock (as provided in this Section 6.8) by wire transfer of immediately available funds to such account(s) as the Holder shall specify to the Corporation. If payment of such redemption price is not made in full by the Redemption Date (other than as a result of the failure of the Holder to surrender the certificate evidencing the Series A Preferred Stock (or an appropriate affidavit of lost certificate with indemnity) to the Corporation, then the Holder shall again have the right to convert the Series A Preferred Stock as provided in Article 6 hereof.

                                   ARTICLE 7
                                  VOTING RIGHTS

         The Holders of the Series A Preferred Stock have no voting power, except as otherwise provided by the General Corporation Law of the State of Delaware ("DGCL"), in this Article 7, and in Article 8 below.

         Notwithstanding the above, the Corporation shall provide each Holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each Holder, at least thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such acting is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the DGCL the vote of the Holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL Holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.

                                   ARTICLE 8
                              PROTECTIVE PROVISIONS

         So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

                  (b) create any new class or series of capital stock having a preference over, or being pari passu with, the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation or alter or change the rights, preferences or privileges of any of the Corporation's securities so as to affect adversely the Series A Preferred Stock;

                  (c) increase the authorized number of shares of Series A Preferred Stock; or

                  (d) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         In the event Holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

         The Corporation shall not issue any shares of Series A Preferred Stock to any Person other than the Holder or its permitted assigns.

                                   ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.1. Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series A Preferred Stock, new shares of Series A Preferred Stock of like tenor. The Series A Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

         SECTION 9.2. Who Deemed Absolute Owner. The Corporation may deem the Person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

         SECTION 9.3. Notice of Certain Events. In the case of the occurrence of a Fundamental Corporate Change or any event described in Sections 6.1, 6.6 or
6.7 of this Certificate of Designation, the Corporation shall cause to be mailed to the Holder of the Series A Preferred Stock at its last address as it appears in the Corporation's security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the holders of record of Series A Preferred Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Series A Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

         SECTION 9.4. Register. The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series A Preferred Stock register.

         SECTION 9.5. Withholding. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

         SECTION 9.6. Headings. The headings of the Articles and Sections of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officers on this 9th day of June, 2000



                                          SYMPOSIUM CORPORATION


                                          By: __________________________
                                              Secretary

                                                                        ANNEX I

                            FORM OF CONVERSION NOTICE


TO:_________________________

   _________________________

   _________________________

   _________________________


                  The undersigned owner of this Series A Convertible Preferred Stock (the "Series A Preferred Stock") issued by Symposium Corporation (the "Corporation") hereby irrevocably exercises its option to convert shares of the Series A Preferred Stock into _______ shares of the common stock, $.001 par value, of the Corporation ("Common Stock"), in accordance with the terms of the Certificate of Designation. The undersigned hereby instructs the Corporation to convert the number of shares of the Series A Preferred Stock specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article 6 of the Certificate of Designation. The undersigned directs that the Common Stock issuable and certificates therefore deliverable upon conversion, the Series A Preferred Stock recertificated, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designation.

Dated:


Signature

              Fill in for registration of Series A Preferred Stock:

Please print name and address (including zip code number):


_______________________________________________________________________________

_______________________________________________________________________________


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